                                   EXHIBIT 10.12


                      Executive Salary Continuation Agreement
                              dated October 19, 1995,
                              amended October 30, 1997
                                      between
                              N. Douglas Mills and VB

                       EXECUTIVE SALARY CONTINUATION AGREEMENT

     AGREEMENT, made and entered into this ____ day of __________, by and between VALLEY BANK, a corporation organized and existing under the laws of the State of California hereinafter called the "Corporation"), and ________________ (hereinafter called the "Executive").

                                    WITNESSETH:

     WHEREAS, the Executive is in the employ of the Corporation serving as its ________________________________; and

     WHEREAS, the experience of the Executive, his knowledge of the affairs of the Corporation, his reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth and profits of the Corporation and it is in the best interests of the Corporation to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Corporation's employment during his lifetime or until the age of retirement; and

     WHEREAS, it is the desire of the Corporation that his services be retained as herein provided; and

     WHEREAS the Executive is willing to continue in the employ of the Corporation provided the Corporation agrees to pay to him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                     ARTICLE I

     1.1) Employment - The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to him, and such compensation as may be determined from time to time by the Board of Directors of the Corporation.

     1.2) Full Efforts - The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Corporation, except during vacation periods, and to use his best efforts to furnish faithful and satisfactory services to the Corporation.

     1.3) Fringe Benefit - The salary continuation benefits provided by this Agreement are granted by the Corporation as a fringe benefit to the Executive and are not part of any salary reduction plan or any arrangement deferring a bonus or salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

                                     ARTICLE 2

2.1)      Retirement - If the Executive shall continue in the employment of the
Corporation until he attains the age of sixty-five (65), he may retire from active daily employment as of the first day of the month next following attainment of age sixty-five (65) or upon such later date as may be mutually agreed upon by the Executive and the Corporation.

2.2)      Payment - The Corporation agrees that upon such retirement it will pay to the Executive the annual sum of seventy thousand dollars ($70,000.00), payable monthly on the first day of each month following such retirement until he attains the age of eighty (80); subject to the conditions and limitations hereinafter set forth. The seventy thousand dollars ($70,000.00) annual payment amount will be adjusted as of the first year in which it is to be paid to reflect changes in the federally determined cost-of-living index and will be adjusted annually for each payment year thereafter to reflect further changes in said federally, determined cost-of-living index.

2.3)      Death Benefit - The Corporation agrees that if the Executive shall so retire, but shall die before receiving the full amount of monthly payments to which he is entitled hereunder, it will continue to make such monthly payments to the Executive's surviving spouse for the remaining period as defined in
Section 2.2 above. If the Executive is not survived by any spouse, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate.


                                     ARTICLE 3

3.1)      Consulting - It is mutually agreed that during the fifteen (15) year period following retirement from active daily employment upon attainment of age sixty-five (65), or such later date as may be mutually agreed upon, the Executive shall, at the request of the Corporation, be available at reasonable times and places as may be mutually agreed upon, to render services to the senior executives of the Corporation at its offices in an advisory or consulting capacity.

3.2)      Informed - The Executive will keep himself informed concerning the affairs of the Corporation through reports which the Corporation will supply, and such other means as may be agreed upon. The Executive shall not be required to travel from whatever place he may be then living or staying for the purposes of such consultation unless all expenses incurred by him shall be paid by the Corporation.

3.3)      Disability - Breach of this condition shall not be considered to have occurred if the Executive is unable to consult because of his mental or physical disability.

3.4)      Not Employee - In furnishing such consultative services, the Executive shall not be an employee of the Corporation, but shall act in the capacity of an independent contractor,

3.5)      No Competition - During the said fifteen (15) year period following retirement from active daily employment, the Executive shall not become the owner of, nor engage, directly or indirectly, in any business which is substantially similar to or competes with the business of the Corporation, either as proprietor, partner, stockholder, officer, director, or employee within the County of Riverside, unless the Corporation has first consented in writing thereto.

3.6)      Forfeiture - The payments provided under Article 2 are conditioned upon the Executive fulfilling the foregoing requirements of this Article 3 and, in the event the Executive shall at any time materially breach the foregoing requirements, the Board of Directors of the Corporation may, by a Resolution, at any regular or special meeting, suspend or eliminate payment during the period of such breach. What constitutes a material breach shall be within the sole determination of the Board of Directors.

3.7)      Termination of Payments - In the event the Board of Directors by such
Resolution terminates further payments to the Executive as provided in this
Article 3, all amounts then remaining unpaid under this Agreement shall be forfeited and the Corporation shall have no further liability to the Executive or any other persons hereunder.


                                     ARTICLE 4

4.1)      Death Prior to Retirement - In the event the Executive should die while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the age of sixty-five (65) years, the Corporation will pay the annual sum of Seventy Thousand Dollars ($70,000.00) per year, to the Executive's surviving spouse in equal monthly installments for a period of one hundred eighty (180) months. If the Executive is not survived by any spouse, said payment shall be made to the duly qualified personal representative, executor or administrator of his estate. The said monthly payments shall begin the first day of the month following the month of the decease of the Executive. Notwithstanding any other provisions of this Agreement, no benefits shall be payable hereunder to Executive, or his Spouse, or estate, if his death occurs as a result of a suicide, while sane or insane, within two years after (i) the date of this agreement and/or (ii) the date of any Subsequent change in the benefits for said executive.

4.2)      Disability Prior to Retirement - In the event the Executive should become disabled while actively employed by the Corporation at any time after the date of this Agreement but prior to his attaining the age of sixty-five
(65) years, the Corporation will pay the annual sum of Seventy Thousand Dollars ($70,000.00) per year to the Executive, his spouse, or if no spouse, said payment shall be made to the duly qualified representative. The said monthly payments shall begin the first day of the month following the month of disability of the Executive. For purposes of this paragraph, the definition of the term "disability" shall be the same as required for eligibility or disability payments under the Social Security Act.


                                     ARTICLE 5

5.1)      Voluntary Termination of Service or Discharge - In the event that the employment of the Executive shall be terminated, either voluntarily or involuntarily, as a result of any criminal, unlawful, fraudulent, or dishonest action or any action determined to be detrimental to the interests of the Corporation, which determination shall be made in the sole discretion of its Board of Directors, prior to his attaining the age of sixty-five (65) years, this Agreement shall terminate upon the date of such termination of employment and no benefits or payments of any kind shall be made hereunder.

5.2)      Other Termination of Service- The Corporation reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to his attaining the age sixty-five (65), other than for reasons stated in Section 5.1 hereof, or by reason of his disability or his death, then this Agreement shall terminate upon the date of such termination of employment. Provided, however, that the Executive shall be entitled to the following benefits under the following circumstances:


          (a) If the Executive has been employed by the Corporation for a period of three (3) years Subsequent to July 1, 1992, the executive will be considered vested in sixty percent (60%) of the annual benefit amount and shall become vested in an additional percent (20%) of said amount for each succeeding year thereafter until he becomes one hundred percent (100%) vested. If the Executive's employment is terminated under the provisions of this Section 5.2, the Corporation will pay the Executive's vested amount upon such terms and conditions and commencing within three (3) months after the date of termination.

          (b) Anything hereinabove to the contrary notwithstanding, if the Executive is not fully vested in the amount to which he is entitled under this plan, he will become fully vested in the event of a transfer of the controlling ownership or sale of the Corporation and shall be entitled to the full amount, upon the terms and conditions hereof, if termination of employment thereafter occurs under this Section 5.2.


                                     ARTICLE 6

6.1)      Termination of Agreement by Reason of Changes in Law - The
Corporation is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies or the deduction from income of interest payments on certificates of deposit issued by banking institutions, or other change which in the sole discretion of the Board of Directors has a material adverse tax impact on the Corporation, the Corporation shall have an option to terminate or modify this Agreement. Provided, however, that the Executive shall be entitled to the same amount and under the same terms as he would have been entitled to under Sections 2.2, 4.1, 4.2 and 5.2. The payment of said amount shall be made under the same terms and conditions set forth in Sections 2.2, 4.1, 4.2, and 5.2.


                                     ARTICLE 7

7.1)      Alienability - Neither the Executive, his spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of said benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, the Corporation's obligations hereunder shall forthwith cease and terminate.

                                     ARTICLE 8

8.1) Participation in Other Plans - Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which the Corporation may now have or hereafter adopt.


                                     ARTICLE 9

9.1)      Funding - The Corporation reserves the absolute right, at its sole and exclusive discretion, either to fund the obligations of the Corporation undertaken by this Agreement or to refrain from funding the same, and to determine the extent, nature, and method of such funding. Should the Corporation elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the corporation shall be the owner and beneficiary of the policy. The Corporation reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, in whole or in part. At no time shall the Executive be deemed to have any right, title, or interest in or to any specified asset or assets of the Corporation, including but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

9.2)      Unsecured - Any such policy shall not in any way be considered to be security for the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

9.3)      Cooperation - If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any documents that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

9.4)      Right as Creditor - This Agreement shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unsecured creditor of the Corporation.


                                     ARTICLE 10

10.1)     Reorganization - The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term "Corporation" as used in this Agreement shall be deemed to refer to such successor or survivor corporation.


                                     ARTICLE 11

11.1)     Benefits and Burdens - This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation and any, successor organization which shall succeed to substantially all of its assets and business.

                                     ARTICLE 12

12.1)     Not a Contract of Employment - This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment.

                                     ARTICLE 13

13.1)     The Fiduciary of the Plan and for purpose of the claims procedure under the Agreement is the Chief Financial Officer of the Corporation. The business address of the Fiduciary is 24010 Sunnymead Blvd., Moreno Valley, CA 92553. The Corporation shall have the right to change the Fiduciary of the Plan created under this Agreement. The Corporation shall give the Executive written notice of a change of the Fiduciary, or any change in the address or telephone number of the Fiduciary.

13.2)     Claims Procedure - Benefits shall be paid in accordance with the provisions of this Agreement. The Executive, or a designated recipient or any other person claiming through the Executive shall make a written request for benefits under this Agreement, This written claim shall be mailed or delivered to the Fiduciary. Such claim shall be reviewed by the Fiduciary.

          If the claim is denied, in full or in part, the Fiduciary shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

          If the claim is denied and a review is desired, the Executive (or beneficiary) shall notify the Fiduciary in writing within sixty (60) days [a claim shall be deemed denied if the Fiduciary does not take any action within the aforesaid ninety (90) day period] after receipt of the written notice of denial. In requesting a review, the Executive or his beneficiary may request a review of the Plan Document or other pertinent documents with regard to the employee benefit plan created under this Agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Fiduciary.

          The decision on the review of the denial claim shall be rendered by the Fiduciary within sixty (60) days after the receipt of the request for review (if a hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written stating the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its Chairman of the Board of Directors and its Corporate Secretary, and the Executive has hereunder set his hand at Moreno Valley, CA, the day and year first above written.

EXECUTIVE:                              VALLEY BANK, by


/s/ N. Douglas Mills                    /s/ Marion V. Ashley
-----------------------------------     ------------------------------------
N. Douglas Mills (###-##-####)          Marion V. Ashley, Chairman



                                        /s/ Dianna Williams
                                        ------------------------------------
                                        Dianna Williams, Corporate Secretary

                EXECUTIVE SALARY CONTINUATION AGREEMENT - Amendment

The Executive Salary Continuation Agreement made and entered into the 19th day of October, 1995, by and between VALLEY BANK, a corporation organized and existing under the laws of the State of California (hereinafter called the "Corporation"), and N. Douglas Mills (hereinafter called the "Executive"), is hereby amended pursuant to action taken by the Corporation's Board of Directors on October 27, 1997, to wit:

          BE IT RESOLVED THAT ARTICLE 10 is amended to read as follows:

10.1 REORGANIZATION - THE CORPORATION MAY ELECT TO MERGE, CONSOLIDATE INTO OR WITH ANOTHER CORPORATION, REORGANIZE, OR SELL SUBSTANTIALLY ALL OF ITS ASSETS TO ANOTHER CORPORATION, FIRM, OR PERSON. UPON THE OCCURRENCE, AND CONSUMMATION OF SUCH REORGANIZATION EVENT, THE CORPORATION WILL TERMINATE THIS AGREEMENT, AND THE EXECUTIVE SHALL BE ENTITLED TO THE FULL AMOUNT OF BENEFITS AS DESCRIBED IN
SECTION 2.2 AND SECTION 5.2 OF THIS AGREEMENT.

This amendment is the first, and only, amendment of the Agreement referenced above.

IN WITNESS WHEREFOR, Corporation has caused this amendment to be duly executed by its Chairman of the Board. The Chairman of the Board and Executive have hereunder set their hand at Moreno Valley, CA this 30th day of October, 1997.

EXECUTIVE                               VALLEY BANK



/s/ N. Douglas Mills                    /s/ Marion V. Ashley
-----------------------------------     ---------------------------------------
N. Douglas Mills (###-##-####)          Marion V. Ashley, Chairman of the Board